Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Reports Incident Involving Peruvian Navy Tanker

Houston---January 31, 2008---BPZ Resources, d/b/a BPZ Energy, announced today that one of the Peruvian Navy tankers the Company has chartered from the Peruvian Navy’s commercial branch has sunk after catching fire.  The 7,500 barrel capacity “Supe”, that was moored near the Corvina CX-11 platform and was being used to store oil produced from Corvina’s 21XD and 14D wells, caught fire at 8:55 am Eastern Time January 30, 2008 and later sank approximately one and a half miles from the platform.  A full investigation of the incident by the Company is underway.

Initial reports indicate 12 sailors from the Peruvian Navy working aboard the Supe were injured.  BPZ’s emergency plan was immediately put into action to evacuate the injured sailors to local hospitals.  Two of the sailors have been discharged from the hospitals, while the remaining 10 sailors were evacuated to Lima aboard one of the Peruvian Navy’s hospital planes.

At the time of the accident the Supe tanker had 1,300 barrels of oil, most of which is believed to have been burned in the fire.  Initial assessments show that environmental issues have been adequately controlled.

There were no reports of apparent damage to the Company’s platform, barges, drilling and well testing equipment, or other facilities and the Company understands that damage has been limited mostly to the Supe, which was anchored at a distance from the platform and directed away after it caught fire.  However, production from the 21XD and 14D wells, approximately 4,200 barrels of oil per day at the time, and the testing operations on the 18XD well have been temporarily suspended until a full assessment of the situation has been completed.

Manolo Zúñiga, President and Chief Executive Officer, stated “Of utmost importance is the well being of those individuals injured in the incident.  We are also concerned about possible environmental issues.  We will continue to monitor the status of the injured as well as the environmental impact, if any, and assist the Peruvian Navy in any possible way.  We have been informed that our operations, the platform, the BPZ-01 tender assist barge, and the transport barge were not involved in the incident.  While we have shut down production and testing temporarily, we are evaluating several alternatives to resume production and testing as quickly as possible.  Key personnel, including Chief Operating Officer Frederic Briens, have been mobilized from Lima to the operations site in Tumbes to assess the situation and provide assistance as needed.  The Company will provide further information related to this incident as appropriate as soon as more complete information becomes available.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery and the redevelopment of the Albacora oil field, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project, outcome of the investigation of the Peruvian Navy tanker incident and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.